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                                                                      EXHIBIT 99

      Contact:    Kaye Townsend
                  102 S. Court Street
                  Florence, Alabama  35631-0777
                  (256) 718-7131

                    FIRST SOUTHERN BANCSHARES, INC. ANNOUNCES
              SALES OF PREFERRED STOCK IN PRIVATE EQUITY PLACEMENT
                 AND CAPITAL CONTRIBUTION TO FIRST SOUTHERN BANK

      Florence, Alabama (August 31, 2001) - First Southern Bancshares, Inc. (Nasdaq: FSTH), the holding company for First Southern Bank in Florence,
Alabama, today announced that it has sold 158,091 shares of its Series A preferred stock and 35,545 shares of its Series B preferred stock for an aggregate of $4,260,000, in a private placement of the preferred stock to a limited number of accredited investors. First Southern has contributed $3.5 million of the net proceeds of the offering to First Southern Bank to provide additional capital for the Bank. The remaining net proceeds will be retained by the Company as a reserve for future capital contributions to the Bank, if needed, and for general corporate purposes.

      In addition to this reserve, the directors of the Company personally have obtained a written commitment for a line of credit of $1 million from a commercial bank to be used by the directors to loan funds to the Company for additional capital contributions to the Bank, if necessary.

      The funds from the preferred stock offerings, the $3.5 million capital contribution to First Southern Bank, and the $1 million line of credit are all elements of the capital plan of the Bank with its primary regulator. Company and Bank management believe that these requirements of the capital plan have been met, and that the Company and the Bank are both currently in full compliance with their respective regulatory agreements.

      "We appreciate the support and confidence shown by our shareholders, the community, and others in the results of this successful offering. The additional capital provided by this offering is a key element in the Bank's return to financial health," said J. Acker Rogers, Chairman of First Southern. Robert Redd, President of First Southern, said "The initial closing of this offering allows management to begin to focus on profitability and related operational issues, and we look forward to that challenge in the coming months."

      The Company's Board of Directors extended the offering of the Series A preferred stock and the Series B preferred stock until the earlier of September 25, 2001 or at such time as all shares which are being offered have been sold. The offering is to a limited number of accredited investors of up to $4 million of Series A preferred stock and up to $1.2 million Series B preferred stock.



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DESCRIPTION OF PREFERRED STOCK

      The Series A preferred stock accrues dividends at $0.88 per share annually until July 31, 2006. Thereafter, each share of Series A preferred stock will accrue dividends at $5.928 per share annually. The Series B preferred stock accrues dividends at $1.32 per share annually until July 31, 2004. Thereafter, dividends will accrue on the Series B preferred stock at $3.36 per share annually. Dividends are cumulative, and are payable semi-annually so long as the Company has funds available to pay dividends and receives any required consents from its regulators to pay the dividends. Dividends to the holders of Series A preferred stock and Series B preferred stock rank equally, but take priority over dividends to holders of common stock.

      In the event that on July 31, 2006, the Company's book value per share of adjusted stock is not equal to or greater than $9.88, then each holder of Series A preferred stock shall also be entitled to an incentive payment.

      Holders of the Series A preferred stock and the Series B preferred stock are entitled to vote on all matters requiring the vote of stockholders of the Company as if they held shares of Company common stock. Each share of Series A preferred stock and Series B preferred stock will entitle a holder to three votes on all matters requiring the vote of stockholders of the Company.

      If the Company liquidates or winds up its business, holders of Series A preferred stock and the Series B preferred stock are entitled to receive an amount of Company assets equal to $22.00 per share plus any accrued dividends. These distributions rank equally among the holders of the Series A preferred stock and the Series B preferred stock, but take priority over distributions to holders of common stock.

      The Company may elect to redeem shares of the Series A preferred stock after July 31, 2006 for a price equal to the higher of $22.00 per share or book value per share of adjusted stock as of July 31, 2006, plus accrued dividends with respect to such stock. After July 31, 2008, a holder of Series A preferred stock may annually put to the Company for redemption up to 25% of the shares of Series A preferred stock for a price equal to the higher of $22.00 per share or book value per share of adjusted stock as of July 31, 2008.

      The Company may elect to redeem shares of the Series B preferred stock after July 31, 2004 for a price equal to $26.85 per share, plus accrued dividends with respect to such stock. After July 31, 2004, holders of Series B preferred stock may annually put to the company for redemption up to 50% of their shares of Series B preferred stock for a price equal to $26.85 per share, plus accrued dividends with respect to such stock.

      Holders of Series B preferred stock may at any time convert their shares of Series B preferred stock into shares of Company common stock. The number of shares of common stock a holder of Series B preferred stock will receive upon conversion equals the price paid for the Series B preferred

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stock  plus  any  accrued  dividends  divided  by the  conversion  price  on the conversion date. The initial conversion price is $5.50 and is subject to adjustment.

      First Southern Bank is headquartered in Florence, Alabama, and operates through its executive/branch office in Florence and through five other full service branches located in Lauderdale and Colbert Counties, Alabama. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

      Certain statements contained in this press release may be deemed to be forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause First Southern's actual results to differ materially from those currently anticipated. Such factors include, but are not limited to, First Southern Bank's future operations (including loan losses) and financial performance, the results of the private placement of preferred stock, and the other risks and uncertainties described in documents filed by First Southern with the Securities and Exchange Commission from time to time. First Southern undertakes no obligation to update this forward- looking information except as required by law.

      This press release does not constitute an offer to sell or a solicitation of an offer to buy the Series A preferred stock or the Series B preferred stock. The offering of the Series A preferred stock and the Series B preferred stock has not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. The preferred stock may not be offered or sold in the United States or to U.S. persons except pursuant to exemptions from the registration requirements of such laws.



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